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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of (1) our report dated February 25, 2009 (July 28, 2009 as to the effects of the adoption of FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, described in Note 2 and the changes in reportable segments described in Note 30), relating to the consolidated financial statements and financial statement schedules of Huntsman Corporation and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the adoption of certain provisions of FASB Statement No. 158 during each of 2006 and 2008, and FASB Interpretation No. 48 during 2007 and (ii) the retrospective application of FASB Statement No. 160 and for changes in reportable segments) appearing in the Current Report on Form 8-K of Huntsman Corporation dated July 29, 2009 and (2) our report dated February 25, 2009, relating the effectiveness of Huntsman Corporation's internal control over financial reporting appearing in the Annual Report on Form 10-K of Huntsman Corporation for the year ended December 31, 2008. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
October 21, 2009

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  Exhibit 23.1